FOR IMMEDIATE RELEASE
Contact:

Brookdale Senior Living Inc.
Ross Roadman  615-376-2412

Brookdale Announces Fourth Quarter and Full Year 2007 Results

Fourth Quarter 2007 And Full Year 2007 Highlights

•	Revenue for the fourth quarter was $469.5 million, up 8.6% from the fourth quarter of 2006. Revenue for the full year was $1.8 billion, a 40% increase from $1.3 billion for full year 2006.

•	Average occupancy for the fourth quarter was 90.6% and for the full year was 90.7%, up from 90.4% for the full year of 2006.

•
Same store Facility Operating Income for the fourth quarter grew 8.9% over the fourth quarter of 2006 and for the full year same store Facility Operating Income grew 9.0%, in both cases, excluding integration-related accounting items and including the effect of the historical results of American Retirement’s (“ARC”) facilities for both periods.

•
Cash From Facility Operations for the quarter was $28.7 million, or $0.28 per outstanding common share, and was $0.43 per outstanding common share, excluding integration and acquisition costs and charges relating to integration-related accounting items.

•
Fourth quarter net loss of $(49.2) million, or $(0.49) per diluted common share, including non-cash expenses of $66.9 million for depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization.

Chicago, IL.  February 27, 2008 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial results for the fourth quarter of 2007.  Net loss for the quarter and twelve months ended December 31, 2007 was $(49.2) million and $(162.0) million, respectively, or $(0.49) and $(1.60) per diluted common share.  The losses include non-cash items for depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization, which totaled $66.9 million and $348.2 million, respectively.

Bill Sheriff, Brookdale’s CEO, said, “Despite the difficult economic environment, we grew our reported 2007 CFFO per share greater than 35% over 2006.  We believe that the fundamentals of our business remain solid with demand from an aging population growing faster than supply of new senior housing units. We maintained our overall occupancy throughout the year, and we remain positive given our new initiatives, particularly in sales and marketing.  In addition, our new integrated operating platform puts us in a much stronger position for 2008.  We are confident in the strength of our business.  Given the current economic conditions, with the strong industry dynamics and the growth of our ancillary services business, we believe Brookdale can continue to grow CFFO per share by 15-20% in 2008 and beyond.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “During the fourth quarter, we substantially completed the integration of our multiple legacy platforms.  We continue to report strong same store results.  Excluding the impact of integration-related accounting items, our fourth quarter same store Facility Operating Income grew 8.9% over 2006.  The ancillary services business is also maturing – we started providing therapy services to over 12,000 legacy Brookdale units in 2007.  We continue to see strength in our same store operating metrics and are well positioned to achieve our growth objectives in 2008.”

As a dividend-paying company, Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the quarter and twelve months ended December 31, 2007, Adjusted EBITDA was $69.4 million and $306.4 million, respectively.  Facility Operating Income was $153.2 million and $642.3 million for the quarter and twelve month period ended December 31, 2007, respectively.

For the quarter and twelve months ended December 31, 2007, Cash From Facility Operations was $28.7 million and $148.8 million, respectively, or $0.28 and $1.46 per common share outstanding at December 31, 2007.

Fourth quarter Adjusted EBITDA and Cash From Facility Operations included integration and acquisition-related costs of $8.1 million and charges of $7.0 million relating to the Company’s desire to conform its policies across all of its platforms, including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies, or a total of $0.15 per outstanding common share, and excluded amortization related to capital leases and debt of $4.1 million, or $0.04 per outstanding common share.

Same store revenues grew 6.9% for the twelve months ended December 31, 2007 over the corresponding period ending in 2006, and same store Facility Operating Income grew 9.0% when compared to the same prior year period.  Similarly, same store revenues grew 7.3% for the quarter ended December 31, 2007 over the same period in 2006, and same store Facility Operating Income grew 8.9% when compared to the fourth quarter of 2006.  Both cases include the effect of the historical results of the ARC facilities and exclude the $7.0 million of charges relating to integration-related accounting items.  Schedules are presented later in the release with more detail.

The Company’s ancillary services business commenced providing therapy services to over 12,000 additional Brookdale units in 2007, well ahead of the original schedule, while maintaining the strength of the legacy business at $197 of monthly facility operating income per occupied unit in the fourth quarter.  During the year, the Company increased the units served by its home health agencies from 300 to 7,400, including the acquisition of 5 agencies in Florida.

During the year, the Company opened expansions at six communities with a total of 217 units representing $36 million of project costs.  Four of the expansions achieved 95% occupancy in December and are on average yielding approximately 17% unlevered returns.  The other two projects are in lease-up and achieved 60% occupancy in the fourth quarter and are performing on budget.  The Company currently has twelve expansion projects under construction with approximately 400 units.

In 2007, Brookdale completed $360.9 million in mortgage financings, producing incremental proceeds of $294 million.  Subsequent to the end of the quarter, Brookdale completed $83.6 million in mortgage financing, producing incremental proceeds of $29 million.

Beginning in 2008, the Company intends to modify its definition of CFFO to subtract principal amortization related to capital leases that do not have a bargain purchase option.  For leases with bargain purchase options, the Company believes that the amortization related to these leases is similar to principal amortization of debt and as a result, will be excluded from the revised CFFO definition.  Using the modified 2008 definition, fourth quarter reported CFFO would have been $0.27 per outstanding common share.  Similarly, full year 2007 reported CFFO would have been $1.41 per outstanding common share.  A table is included later in this release to reconcile CFFO results since 2006 to this modified definition.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Thursday, February 28, 2008 to review the financial results of its fourth quarter and full year ended December 31, 2007.  The conference call is scheduled for 10:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Fourth Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 13, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “34058685.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care facilities and continuing care retirement centers, with 550 facilities in 35 states and the ability to serve over 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our ability to deploy capital; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health) and our expectations regarding their effect on our results; our plans to expand existing facilities and develop new facilities; the expected project costs for our expansion and development program; our expected levels of expenditures; our expectations regarding financings and refinancings of assets; our ability to secure financing; our ability to acquire the fee interest in facilities that we currently operate at attractive valuations; our ability to close accretive acquisitions; our ability to close dispositions of underperforming facilities; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our ability to pay and grow dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; our inability to extend or replace our credit facility when it expires; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that we may not be able to pay or maintain dividends; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions (including the ARC acquisition) into our operations; unforeseen costs associated with the acquisition of new facilities; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue
Resident fees	$467,446	$429,801	$1,832,507	$1,304,296
Management fees	2,012	2,459	6,789	5,617
Total revenue	469,458	432,260	1,839,296	1,309,913

Expense
Facility operating (excluding depreciation and amortization of $60,746, $69,962, $271,466 and $179,850, respectively)	309,265	276,383	1,170,937	819,801
General and administrative (including non-cash stock-based compensation expense of $(6,037), $13,987, $20,113 and $26,612, respectively)	26,869	44,439	138,013	117,897
Facility lease expense	68,263	72,799	271,628	228,779
Depreciation and amortization	65,235	74,000	299,925	188,129
Total operating expense	469,632	467,621	1,880,503	1,354,606
Loss from operations	(174)	(35,361)	(41,207)	(44,693)

Interest income	2,441	3,101	7,519	6,810
Interest expense:
Debt	(36,989)	(29,173)	(143,991)	(97,694)
Amortization of deferred financing costs	(2,186)	(1,882)	(7,064)	(5,061)
Change in fair value of derivatives and amortization	(42,329)	1,384	(73,222)	(38)
Loss on extinguishment of debt	(1,880)	1,222	(2,683)	(1,526)
Equity in loss of unconsolidated ventures	(1,023)	(1,419)	(3,386)	(3,705)
Other non-operating income	164	-	402	-
Loss before income taxes	(81,976)	(62,128)	(263,632)	(145,907)
Benefit for income taxes	32,852	25,004	101,260	38,491
Loss before minority interest	(49,124)	(37,124)	(162,372)	(107,416)
Minority interest	(113)	(233)	393	(671)
Net loss	$(49,237)	$(37,357)	$(161,979)	$(108,087)

Basic and diluted loss per share	$(0.49)	$(0.37)	$(1.60)	$(1.34)

Weighted average shares used in
computing basic and diluted loss per share	101,656	101,205	101,511	80,842

Dividends declared per share	$0.50	$0.45	$1.95	$1.55

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2007	December 31, 2006

Cash and cash equivalents	$100,904	$68,034
Cash and escrow deposits - restricted	76,962	61,116
Accounts receivable, net	66,807	58,987
Other current assets	47,162	82,095
Total current assets	291,835	270,232
Property, plant, equipment and
leasehold intangibles, net	3,760,453	3,672,333
Other long-term assets	759,334	813,435
Total assets	$4,811,622	$4,756,000

Current liabilities	$549,767	$508,905
Long-term debt, less current portion	2,119,217	1,690,570
Other long-term liabilities	723,100	787,912
Total liabilities	3,392,084	2,987,387
Minority interests	-	4,601
Stockholders’ equity	1,419,538	1,764,012
Total liabilities and stockholders’ equity	$4,811,622	$4,756,000

Condensed Consolidated Statements of Cash Flow
(in thousands)

	Twelve Months Ended December 31,
	2007	2006
Cash Flows from Operating Activities
Net loss	$(161,979)	$(108,087)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	2,683	1,526
Depreciation and amortization	306,989	193,190
Minority interest	(393)	671
(Gain) loss on sale of assets	(457)	123
Equity in loss of unconsolidated ventures	3,386	3,705
Distributions from uncon. ventures from cumulative share of net earnings	1,521	336
Amortization of deferred gain	(4,342)	(4,345)
Amortization of entrance fees	(19,241)	(8,149)
Proceeds from deferred entrance fee revenue	19,330	12,796
Deferred income tax benefit	(103,180)	(39,267)
Change in deferred lease liability	25,439	24,699
Change in fair value of derivatives and amortization	73,222	38
Stock-based compensation	20,113	26,612
Changes in operating assets and liabilities:
Accounts receivable, net	(6,134)	(23,022)
Prepaid expenses and other assets, net	14,783	6,598
Accounts payable and accrued expenses	21,512	(4,156)
Tenant refundable fees and security deposits	6,410	2,644
Net cash provided by operating activities	199,662	85,912
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	2,620	9,144
(Increase) decrease in cash and escrow deposits — restricted	(15,002)	35,555
Net proceeds from sale of property, plant and equipment	6,700	-
Distributions received from unconsolidated ventures	2,038	1,240
Additions to property, plant, equipment and leasehold intangibles,
net of related payables	(169,556)	(68,313)
Acquisition of assets, net of related payables and cash received	(172,101)	(1,968,391)
Issuance of notes receivable, net	(11,133)	(9,850)
Investment in joint ventures	(1,985)	(2,071)
Net cash used in investing activities	(358,419)	(2,002,686)
Cash Flows from Financing Activities
Proceeds from debt	591,524	743,190
Repayment of debt and capital lease obligations	(115,253)	(230,177)
Buyout of capital lease obligations	(51,114)	-
Proceeds from line of credit	671,500	378,500
Repayment of line of credit	(637,000)	(215,000)
Payment of dividends	(196,827)	(104,183)
Payment of financing costs, net of related payables	(14,012)	(22,404)
Cash portion of loss on extinguishment of debt	(2,040)	-
Other	(1,010)	-
Refundable entrance fees:
Proceeds from refundable entrance fees	25,919	14,760
Refunds of entrance fees	(19,557)	(9,188)
Recouponing and payment of swap termination	(60,503)
Proceeds from issuance of common stock, net	-	1,354,063
Costs incurred related to follow-on equity offering	-	(2,435)
Net cash provided by financing activities	191,627	1,907,126
Net increase (decrease) in cash and cash equivalents	32,870	(9,648)
Cash and cash equivalents at beginning of period	68,034	77,682
Cash and cash equivalents at end of period	$100,904	$68,034

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and twelve months ended December 31, 2007 and 2006 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007(1)(2)	2006(1)	2007(1)(2)	2006(1)
Net loss	$(49,237)	$(37,357)	$(161,979)	$(108,087)
Minority interest	113	233	(393)	671
Benefit for income taxes	(32,852)	(25,004)	(101,260)	(38,491)
Equity in loss of unconsolidated ventures	1,024	1,419	3,386	3,705
Loss (gain) on extinguishment of debt	1,880	(1,222)	2,683	1,526
Other non-operating income	(164)	-	(402)	-
Interest Expense:
Debt	30,036	22,439	114,518	74,133
Capitalized lease obligation	6,953	6,734	29,473	23,561
Amortization of deferred financing costs	2,186	1,882	7,064	5,061
Change in fair value of derivatives and amortization	42,329	(1,384)	73,222	38
Interest income	(2,442)	(3,101)	(7,519)	(6,810)
Loss from operations	(174)	(35,361)	(41,207)	(44,693)
Depreciation and amortization	65,235	74,000	299,925	188,129
Straight-line lease expense	6,624	8,077	25,439	24,699
Amortization of deferred gain	(1,087)	(1,086)	(4,342)	(4,345)
Amortization of entrance fees	(5,019)	(4,751)	(19,241)	(8,149)
Non-cash compensation expense	(6,037)	13,987	20,113	26,612
Entrance fee receipts(3)	13,916	16,327	45,249	27,556
Entrance fee disbursements	(4,069)	(4,648)	(19,557)	(9,188)
Adjusted EBITDA	$69,389	$66,545	$306,379	$200,621

(1)
The calculation of Adjusted EBITDA includes merger, integration, and certain other non-recurring expenses, as well as acquisition transition costs, totaling $8.1 million and $6.6 million for the three months ended December 31, 2007 and 2006, respectively, and $19.0 million and $16.8 million for the twelve months ended December 31, 2007 and 2006, respectively.

(2)
Adjusted EBITDA for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million related to estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(3)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Cash From Facility Operations as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, entrance fee refunds disbursed, other and recurring capital expenditures.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.  Through 2007, the portion of capital expenditures deemed to be recurring capital expenditures in any period has consisted only of actual cash expenditures.  Recent system enhancements will allow the Company, beginning in 2008, to report as recurring capital expenditures both amounts paid and accrued in any period.  Also beginning in 2008, our calculation of CFFO will be modified to subtract principal amortization related to our capital leases that do not contain a bargain purchase option.

We believe Cash From Facility Operations is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles Cash From Facility Operations from net cash provided by operating activities for the three and twelve months ended December 31, 2007 and 2006 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007(1)(2)	2006(1)	2007(1)(2)	2006(1)

Net cash provided by operating activities	$61,253	$32,235	$199,662	$85,912
Changes in operating assets and liabilities	(33,117)	5,556	(36,571)	17,936
Refundable entrance fees received(3)	8,901	7,860	25,919	14,760
Entrance fee refunds disbursed	(4,069)	(4,648)	(19,557)	(9,188)
Recurring capital expenditures, net	(5,561)	(8,500)	(25,048)	(23,518)
Reimbursement of operating expenses and other	1,320	1,150	4,430	5,000
Cash From Facility Operations	$28,727	$33,653	$148,835	$90,902

(1)
The calculation of Cash From Facility Operations includes merger, integration and certain other non-recurring expenses, as well as acquisition transition costs, totaling $8.1 million and $6.6 million for the three months ended December 31, 2007 and 2006, respectively, and $19.0 million and $16.8 million for the twelve months ended December 31, 2007 and 2006, respectively.

(2)
CFFO for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(3)
Total entrance fee receipts for the three months ended December 31, 2007 and 2006 were $13.9 million and $16.3 million, respectively, including $5.0 million and $8.5 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the twelve months ended December 31, 2007 and 2006 were $45.2 million and $27.6 million, respectively, including $19.3 million and $12.8 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

The calculation of Cash From Facility Operations per outstanding common share is based on outstanding common shares at the end of the period, excluding any unvested restricted shares.

Beginning in 2008, reported CFFO will be modified to subtract principal amortization related to capital leases that do not have a bargain purchase option.  Below is a table that presents the CFFO results since 2006 under this modified definition of CFFO.

	2007 Quarter Ending:				Full Year	Full Year
($ per share, all items rounded to the nearest penny)	March 31	June 30	Sept. 30	Dec. 31	2007	2006

Current Reported CFFO	0.33	0.42	0.43	0.28	1.46	1.06
Less: Amortization	(0.04)	(0.04)	(0.04)	(0.04)	(0.16)	(0.08)
Plus: Amort of Leases w/ Below Mkt. Purchase Options and Debt	0.03	0.02	0.03	0.03	0.10	0.04
Reported CFFO per Revised Definition	0.32	0.41	0.41	0.27	1.41	1.03

Impact of Integration-related Accounting Items	-	-	-	0.07	0.07	-
Integration Expenses	0.03	0.04	0.04	0.08	0.19	0.20

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, facility lease expense, general and administrative expense, including non-cash stock compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.
The table below reconciles Facility Operating Income from net loss for the three and twelve months ended December 31, 2007 and 2006 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007(1)	2006	2007(1)	2006

Net loss	$(49,237)	$(37,357)	$(161,979)	$(108,087)
Minority interest	113	233	(393)	671
Benefit for income taxes	(32,852)	(25,004)	(101,260)	(38,491)
Equity in loss of unconsolidated ventures	1,024	1,419	3,386	3,705
Loss (gain) on extinguishment of debt	1,880	(1,222)	2,683	1,526
Other non-operating loss	(164)	-	(402)	-
Interest expense:
Debt	30,036	22,439	114,518	74,133
Capitalized lease obligation	6,953	6,734	29,473	23,561
Amortization of deferred financing costs	2,186	1,882	7,064	5,061
Change in fair value of derivatives and amortization	42,329	(1,384)	73,222	38
Interest income	(2,442)	(3,101)	(7,519)	(6,810)
Loss from operations	(174)	(35,361)	(41,207)	(44,693)
Depreciation and amortization	65,235	74,000	299,925	188,129
Facility lease expense	68,263	72,799	271,628	228,779
General and administrative (including non-cash
stock compensation expense)	26,869	44,439	138,013	117,897
Amortization of entrance fees(2)	(5,019)	(4,751)	(19,241)	(8,149)
Management fees	(2,012)	(2,459)	(6,789)	(5,617)
Facility Operating Income	$153,162	$148,667	$642,329	$476,346

(1)
Facility operating income for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(2)
Entrance fee sales, net of refunds paid, provided $9.8 million and $11.7 million of cash for the three months ended December 31, 2007 and 2006, respectively, and $25.7 million and $18.4 million for the twelve months ended December 31, 2007 and 2006, respectively.

Operating Data

The same store data, which includes, in both cases, the effect of the historical results of the ARC facilities for the three and twelve months ended December 31, 2007 and 2006 (in thousands) is presented below:

	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenue	$375,147	$349,609	7.3%	$1,469,354	$1,374,912	6.9%
Operating Expense(1)	246,541	225,073	9.5%	934,032	877,158	6.5%
Facility Operating Income	$128,606	$124,535	3.3%	$535,322	$497,754	7.5%
Facility Operating Margin	34.3%	35.6%	-1.3%	36.4%	36.2%	0.2%

# Locations	425	425		425	425
Avg. Occupancy	90.8%	91.1%	-0.3%	90.9%	90.9%	0.0%
Avg. Mo. Revenue/unit	$3,681	$3,419	7.7%	$3,600	$3,369	6.9%

(1)
Includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

Excluding the $7.0 million of charges relating to integration-related accounting items, the same store data is as follows:

	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenue	$375,147	$349,609	7.3%	$1,469,354	$1,374,912	6.9%
Operating Expense	239,496	225,073	6.4%	926,987	877,158	5.7%
Facility Operating Income	$135,651	$124,535	8.9%	$542,367	$497,754	9.0%
Facility Operating Margin	36.2%	35.6%	0.6%	36.9%	36.2%	0.7%

Our facility breakdown at December 31, 2007 was as follows:

Ownership Type	Number of Facilities	Number of Units/Beds	Percentage of Q4 2007 Revenues
Owned	171	18,858	39.5%
Leased	357	28,812	60.1%
Managed	22	4,416	0.4%
Total	550	52,086	100.0%

Operating Type
Retirement Centers	87	15,990	29.8%
Assisted Living	409	21,087	43.0%
CCRCs	32	10,593	26.8%
Managed	22	4,416	0.4%
Total	550	52,086	100.0%

Our capital expenditures for the three and twelve months ended December 31, 2007 and 2006 were as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Type
Recurring	$6,303	$9,181	$27,404	$26,272
Reimbursements	(742)	(681)	(2,356)	(2,754)
Net recurring	5,561	8,500	25,048	23,518
Corporate(1)	2,471	-	13,907	4,579
EBITDA-enhancing(2)	12,156	10,836	57,435	19,905
Development(3)	23,869	9,002	59,610	17,557
Other(4)	11,200	-	11,200	-
Net Total Capital Expenditures	$55,257	$28,338	$167,200	$65,559

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.
(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.
(3)	Development capital expenditures primarily relate to the facility expansion and de novo development program.
(4)	Represents the impact of converting to accrual based reporting for capital expenditures.

Our debt amortization for the three months and twelve months ended December 31, 2007 and 2006 was as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Type
Scheduled Debt Amortization	$403	$482	$1,866	$1,111
Lease Financing Debt Amortization - FMV Purchase Option	$1,420	$872	$5,594	$2,212
Lease Financing Debt Amortization - Bargain Purchase Option	2,287	1,997	8,612	3,279
Total Debt Amortization	$4,110	$3,351	$16,072	$6,602

Our ancillary services data for the last five quarters was as follows:

	As of:
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Units served by therapy staff:
Legacy Brookdale	17,101	15,483	14,245	7,442	3,937
Legacy ARC	12,716	12,716	12,716	12,680	12,422
Total	29,817	28,199	26,961	20,122	16,359

Therapy clinics	335	323	302	260	186
Therapy staff	1,601	1,516	1,377	1,139	935

Units served by Home Health agencies	7,405	7,405	6,251	1,477	294